CHANG G. PARK, CPA, PH. D.
              o 371 E STREET o CHULA VISTA o CALIFORNIA 91910-2615o
       o TELEPHONE (858)722-5953 o FAX (858) 761-0341 o FAX (858) 764-5480
                         o E-MAIL changgpark@gmail.com o



May 2, 2008

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549


Dear Madams or Sirs:

I have read Items 4.01 and 4.02 of Form 8-K dated April 28, 2008, of Environmental Service Professionals, Inc (the "Company"). I politely disagree with the statements made in Item 4.01 with respect to information provided regarding Chang G. Park, CPA, Ph.D.

Regarding Item 4.01, we have had many disagreements with the Company as to accounting principles and audit scope ever since the Company purchased subsidiaries from Robert Johnson. I did not agree with the Company's argument that their purchases of the subsidiaries, which were closed on July 31, 2007, were asset purchase. After reading all the relevant documents, I reached the conclusion that they were stock purchase. When I asked for the financial statements of these companies as of the closing date to review the consolidated financial statements, the Company told me that the subsidiaries were run like sole-proprietary businesses with improper books and could not produce any data. I left the Company and the third quarter financial statements ended September 30, 2007 were never reviewed by me.

I found out that the revenues of these subsidiaries for the first seven months were included in the Income Statement of the Company, when I revisited the Company to do the year-end audit. When I asked for the restatement of the financial statements for the third quarter ended September 30, 2007, the Company refused to do that, saying that this was done at the instruction of me. On November 2, 2007, I asked for the Balance Sheet as of the closing date and the Income Statement from January 1, 2007 through the closing date to check for the accuracy of goodwill amount and tax effects etc. I did not insist that the Company include revenues of the purchased subsidiaries for the first seven months in the Company's financial statements ended September 30, 2007.

I have no basis to agree or disagree with other statements of the registrant contained therein.



Yours truly,

/s/ Chang Park
---------------------------------------------
Chang G. Park, CPA, Ph.D.